EXHIBIT 10(B)


                           ADDINGTON RESOURCES, INC.
                            1500 NORTH BIG RUN ROAD
                            ASHLAND, KENTUCKY 41105

                            As of October 17, 1995



Mr. R. Douglas Striebel
2317 Abbeywood Road
Lexington, Kentucky 40515

Dear Doug:

          This letter will confirm our understanding that your employment agreement, dated May 31, 1988 (the "Initial Agreement"), as amended as of December 6, 1989 (the "Amendment" and, together with the Initial Agreement, the "Agreement") is hereby further amended as set forth below:

          1. Effective August 4, 1995, your annual salary is increased to $150,000 per year.

          2. For calendar 1995 and subsequent years, you shall receive such bonus or bonuses which the Board of Directors in its sole discretion may award for services during such year. The foregoing shall be in lieu of the provisions of paragraph 1 of the Amendment.

          3. In lieu of the provisions of paragraph 6 of the Initial Agreement the following provisions shall apply:

              (i) other than during a "Potential Change of Control", if prior to the consummation of a "Change of Control" your employment is terminated by the Company without Cause or you quit for Good Reason, you shall be entitled to receive all amounts of base salary payable to the date of termination plus an amount equal to one year's base salary as in effect immediately prior to your termination.

              (ii) If (a) within 36 months following the occurrence of any Change of Control or the execution of a definitive agreement by Addington Resources, Inc. for a transaction which would result in a Change of Control, or
(b) during the period commencing on the date of a public announcement of a proposal to effectuate a transaction that would result in a "Change of Control" of the type specified in clauses (i), (iii) or (iv) of the definition thereof and ending on the date that such proposal expires or is withdrawn (a "Potential Change of Control"), either (i) the Company terminates your employment without Cause or (ii) you terminate your employment with the Company for Good Reason within twelve months of the occurrence of the event or circumstances constituting Good Reason, you shall be entitled to receive all amounts of base salary payable to the date of termination plus an amount equal to three times the greater of (i) your annual salary in effect immediately prior to the Change of Control last occurring, and (ii) your annual salary in effect immediately prior to the date of termination. "Change of Control" means (i) the acquisition by any person or "group" in a single transaction or series of related transactions of shares of Common Stock or other voting securities representing 50% or more of the outstanding voting power, entitled to vote generally in the election of directors of the Company after giving effect to such transaction, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute a majority of the Board of Directors of the Company cease to constitute a majority thereof unless the election, or the nomination for election by the stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, (iii) the sale of all or substantially all of the assets of the Company (other than to a wholly-owned subsidiary of the Company), or (iv) the sale of a majority of the capital stock of Addington Environmental, Inc. or substantially all of its assets. This paragraph 3 contemplates that there may be multiple Changes of Control or Potential Changes of Control.

              (iii) "Cause" shall mean (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty or fraud with respect to the Company, (ii) conduct tending to bring the Company into substantial public disgrace or disrepute,
(iii) substantial and repeated failure to perform duties as reasonably directed by the Board, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, or (v) any other material breach of any agreement between you and the Company or its subsidiaries and affiliates which is not cured within 15 days after written notice thereof to you. In addition, prior to a "Change of Control" except during the pendency of a "Potential Change of Control", Cause shall include failure to satisfactorily perform duties and responsibilities as reasonably determined by the Board of Directors. You shall not be deemed to have been terminated for Cause unless and until there has been delivered to you a resolution of the Board of Directors, adopted after you have had a reasonable opportunity to be heard, stating that in the good faith opinion of the Board, you engaged in conduct constituting "Cause", specifying the basis therefor in reasonable detail.

              (iv) "Good Reason" means: assignment to you of any duties inconsistent with those of a chief financial officer; reduction in base salary; or only after a Change of Control has occurred or during the pendency of a Potential Change of Control requiring you to be based anywhere other than a 50-mile radius of Lexington, Kentucky, except for reasonable travel as required for Company business.

          4. All of the terms and provisions of the Agreement shall continue in full force and effect after the date hereof, except as modified herein.

          If the foregoing correctly reflects our understanding as to the subject matter hereof, please do indicate in the space indicated below, whereupon the Employment Agreement shall be amended as set forth herein.


                                            ADDINGTON RESOURCES, INC.


                                            By:  /s/ Howard P. Berkowitz
                                                 ------------------------
                                                 Chairman of the Board

/s/ R. Douglas Striebel
- -------------------------
R. Douglas Striebel

                           ADDINGTON RESOURCES, INC.

                       Amendment of Employment Agreement
                       ---------------------------------

          This is an Amendment of Employment Agreement dated as of December 6, 1989, between Addington Resources, Inc. (the "Corporation"), a Delaware corporation, and R. Douglas Striebel ("Striebel").

                                   RECITALS
                                   --------

          A. The Corporation and Striebel are parties to a letter agreement dated May 31, 1988 (the "Employment Agreement"), which outlines Striebel's employment by the Corporation.

          B. Pursuant to Section 2 of the Employment Agreement, the Corporation has agreed to pay Striebel a bonus based upon the performance of the Corporation and Striebel.

          C. The Corporation and Striebel wish to amend the terms and conditions of the bonus payable pursuant to the Employment Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Corporation and Striebel agree as follows:

          1. Management Incentive Program. In lieu of the possible performance bonus as set forth in Section 2 of the Employment Agreement, the Corporation and Striebel agree that Striebel shall be eligible to participate in the Corporation's Management Incentive Program as set forth in Annex A to this Amendment. The targets, goals, and awards for this program shall be subject to the guidelines and approval of the Audit Committee, to be set annually and for the fiscal year ending December 31, 1989, shall be as set forth in Annex A.

          2. Employment Agreement. All of the terms and provisions of the Employment Agreement shall continue in full force and effect after the date hereof, except as modified herein.

          IN WITNESS WHEREOF, the Corporation and Striebel have executed this Agreement of Employment Agreement as of the date first set forth above, but actually on the dates set forth below.

                             ADDINGTON RESOURCES, INC.

                             By /s/ Larry Addington
                                ------------------------------
                                Larry Addington
                                President and Chief Executive
                                  Officer


                             Date: 12-14-89
                                   ---------------------------



                             /s/ R. Douglas Striebel
                             ---------------------------------
                             R. Douglas Striebel


                             Date: 12-14-89
                                   ---------------------------

                           ADDINGTON RESOURCES, INC.
                                P. O. BOX 2189
                            ASHLAND, KY 41105-2189



                                          May 31, 1988



Mr. Douglas Striebel, C.P.A.
Arthur Andersen & Co.
2300 Meidinger Tower
The Louisville Galleria
Louisville, Kentucky  40202

     Re:   Employment of Chief Financial Officer
           of Addington Resources, Inc.
           -------------------------------------

Dear Mr. Striebel:

     This letter is to memorialize the employment agreement reached between you and Addington Resources, Inc. over a series of meetings and telephone conversations. Please accept this as a firm offer which, if executed by you appropriately and returned to the company, will become an employment contract enforceable against both parties.

     You will begin working for Addington Resources, Inc. on or before July 1, 1988 under the following terms and conditions:

1.   Annual Salary:     $100,000.00 per year;

2.   Bonuses:         (i)    From -0- to 50% of your Annual Salary based on the
                             Company meeting projections as set by the Chairman of the Board and you meeting specific projections as set by the Chairman of the Board and you meeting specific pr ojections as set by your immediate
                             Supervisor;

                      (ii) 50% to 100% based on the Company exceeding projections set by the Chairman and your exceeding projections set for you by your immediate Supervisor;

                      (iii) You will be granted a bonus of initial Stock Options for 20,000 shares of Addington Resources, Inc. stock pursuant to its stock Option Plan;

                      (iv) Failure of the Company to meet projections will result in no bonuses being issued.

3.   Discretionary Bonuses:  In addition to the above, discretionary bonuses can be issued by the Chairman based on exceptional individual performances.

4.   Use of Vehicle:         You will be provided a company vehicle or SIX
                             HUNDRED DOLLARS ($600.00) monthly compensation for use of your automobile.

5.   Moving Costs and        The company will reimburse you for Transition
                             Provisions moving expenses including closing costs.
                             An apartment will be provided for your use during a transition period so that you can live in Louisville or Lexington, Kentucky yet work in Ashland, Kentucky. It is recognized that your job will entail considerable travel and that much of that travel could best be handled out of either of those cities. It is therefore expected that you will work at least one (1) day outside of Ashland, Kentucky during the transition period.

6.   Upon Merger or          If the company is taken over by another company
     Acquisition             due to acquisition or merger and your job is
     of the Company:         eliminated for reasons other than failure of
                             performance on your part, then the new management shall be required to grant you severance pay of no less than $300,000.00 or employ you for at least
                             THREE (3) years.

     The above should properly reflect your agreement with Addington Resources, Inc. and will become an enforceable contract upon execution and return of said document. This document will have no force and effect unless returned to Addington Resources, inc. within TEN (10) days of the date of this letter.

     With kindest regards,

                                       Yours truly,

                                       ADDINGTON RESOURCES, INC.

                                       /s/ Larry Addington

                                       Larry Addington, President


Accepted and Agreed To:



/s/ R. Douglas Striebel
- -----------------------
Douglas Striebel, C.P.A.